    WORLD MONITOR TRUST II--
    SERIES F
    MONTHLY REPORT/
    JANUARY 26, 2001

         WORLD MONITOR TRUST II--SERIES F
--------------------------------------------------------------------------------
Dear Interest Holder:
Enclosed is the report for the period from December 30, 2000 to January 26, 2001 for World Monitor Trust II--Series F ('Series F'). The net asset value of an interest as of January 26, 2001 was $103.16, a decrease of 3.51% from the December 29, 2000 value of $106.91.

The estimated net asset value per interest as of February 14, 2001 was $102.72. Past performance is not necessarily indicative of future results.

Should you have any questions, please contact your Prudential Securities Financial Advisor. For account status inquiries, contact Prudential Securities Client Services at 1-800-535-2077.

          Sincerely yours,

          /s/ Eleanor L. Thomas
          -----------------------
          President and Director
          PRUDENTIAL SECURITIES
          FUTURES MANAGEMENT INC.

Please note that the value which appears on your Prudential Securities statement is an estimated value at calendar month-end. The actual value as of the last Friday of the month is contained in this report.

STATEMENT OF OPERATIONS
-------------------------------------------------
For the period from December 30, 2000 to
  January 26, 2001
Revenues:
Realized loss on commodity
  transactions.......................   $(103,816)
Change in unrealized commodity
  positions..........................    (155,975)
Interest income......................      39,338
                                        ---------
                                         (220,453)
                                        ---------
Expenses:
Commissions..........................      36,302
Management fee.......................      12,150
Other transaction fees...............       2,023
Other expenses.......................       9,130
                                        ---------
                                           59,605
                                        ---------
Net loss.............................   $(280,058)
                                        ---------
                                        ---------

STATEMENT OF CHANGES IN NET ASSET VALUE
---------------------------------------------------
For the period from December 30, 2000 to
  January 26, 2001
                                             Per
                                Total      Interest
                              ----------   --------
Net asset value at beginning
  of period (74,137.895
  interests)................  $7,926,275   $ 106.91
Contributions...............     409,876
Net loss....................    (280,058)
Redemptions.................        (722)
                              ----------
Net asset value at end of
  period (78,084.508
  interests)................  $8,055,371     103.16
                              ----------
                              ----------
                                           --------
Change in net asset
  value per interest....................   $ (3.75)
                                           --------
                                           --------
Percentage change.......................     (3.51)%
                                           --------
                                           --------

------------------------------------------------------
I hereby affirm that, to the best of my knowledge and belief, the information contained herein relating to World Monitor Trust II--Series F is accurate and complete.

                         PRUDENTIAL SECURITIES FUTURES
                                MANAGEMENT INC.

                                 /s/ Barbara J. Brooks
                                 ----------------------------
                                 by: Barbara J. Brooks
                                 Chief Financial Officer